EXHIBIT 10.10

EFC BANCORP, INC.

2000 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

Name of Recipient:

Number of Shares
Subject to the Option Award:	shares of EFC Bancorp, Inc. common stock (A Common Stock)

Exercise Price:	$

Date of Grant:

Term of Option:	This Incentive Stock Option expires on

Vesting Schedule:	Subject to the limitations of this Incentive Stock Option Award Agreement, the Incentive Stock Option Award shall vest in installments according to the following schedule:

	Installment	Vesting Date

Except as provided below, an installment shall not become exercisable on the otherwise applicable vesting date if the Recipient terminates employment or service prior to such vesting date.

Payment of Exercise Price:

The Exercise Price may be paid in cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, Common Stock or other consideration, including a cashless exercise arrangement with a qualifying broker-dealer or a constructive stock swap.

Effect of Termination of Employment or Service Because of:

(a) Death or Disability:

Unless otherwise determined by the Committee, all Incentive Stock Options immediately become exercisable and remain exercisable for a period of one (1) year following termination of employment or service as a result of death or disability, or if sooner, the expiration of the term of the Incentive Stock Option.

(b) Retirement:

Unless otherwise determined by the Committee, Incentive Stock Options are exercisable only as to those Options that are immediately exercisable by the Recipient at the date of Retirement and remain exercisable for a period of one (1) year following Retirement, or if sooner, the expiration of the term of the Incentive Stock Option.

(c) Cause:	Unless otherwise determined by the Committee, all rights under this Incentive Stock Option Award Agreement expire immediately upon the effective date of any Termination for Cause.

(d) Other reasons:

Unless otherwise determined by the Committee, Incentive Stock Options are exercisable only as to those shares that are immediately exercisable by the Recipient on the date of termination of employment or service for reasons other than those listed above, and only for a period of three (3) months following termination of employment or service, or if sooner, the expiration of the term of the Incentive Stock Option.

Acceleration of Vesting
Upon a Change in Control:

In the event of a Change in Control, all Incentive Stock Options held by a Recipient will become immediately exercisable and will remain exercisable until the expiration of the term of the Incentive Stock Option.

Voting, Dividends, Etc.:

The Recipient shall have no rights as a shareholder with respect to any shares of Common Stock covered by this Incentive Stock Option Award until the date of issuance of a stock certificate for the Common Stock covered by this Incentive Stock Option Award following exercise of the option.

Distribution:	Shares of Common Stock subject to this Incentive Stock Option Award will be distributed as soon as practicable upon exercise.

Designation of Beneficiary:	A Beneficiary may be designated in writing to receive, in the event of death, any Award the Recipient is entitled to under this Incentive Stock Option.

Non-Transferability:

Incentive Stock Options are not transferable by the Recipient other than by will or the laws of descent and distribution and may only be exercised by the Recipient during the Recipient’s lifetime.  The designation of a Beneficiary does not constitute a transfer of an Incentive Stock Option.

Incentive Stock Option Holding Period:

The Recipient hereby acknowledges that in order to receive Incentive Stock Option tax treatment under Section 422 of the Code, the Recipient may not dispose of shares acquired under this Incentive Stock Option Award (i) for two (2) years from the Date of Grant and (ii) for one (1) year after the date the shares of Common Stock are transferred to the Recipient pursuant to an exercise of the option. The Recipient must notify the Company of an early disposition of Common Stock under this Incentive Stock Option Award.

Tax Withholding:

In the event of a disqualifying disposition, the Recipient shall remit to EFC Bancorp, Inc. or its Affiliates an amount sufficient to satisfy any federal, state and local tax withholding requirements.  In the event the Recipient does not remit any amount required for tax withholding, EFC Bancorp, Inc. has the right to withhold such sums from compensation otherwise due to the Recipient.

Modification and Waiver:

This Incentive Stock Option Award Agreement may be amended or modified, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect the rights of the Recipient under this Award without his or her written consent.

This Incentive Stock Option Award Agreement is subject to the terms and conditions of the EFC Bancorp, Inc. 2000 Stock Option Plan (the A Plan).  Neither the Plan nor this Award create any right on the part of any employee or director to continue in the employ or service of EFS Bank, EFC Bancorp, Inc. or any Affiliates thereof.  All capitalized terms herein shall have the same meaning as those contained in the Plan.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, with respect to the Plan and this Incentive Stock Option Award Agreement are final and conclusive.

IN WITNESS WHEREOF, EFC Bancorp, Inc. has caused this Incentive Stock Option Award Agreement to be executed, and said Recipient has hereunto set his hand, as of the                     day of

EFC BANCORP, INC.

By:
For the Entire Committee Administering the Plan

RECIPIENT: